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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2008

Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

        On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2008 Annual Meeting of Shareholders, to be held at 10:00 a.m., local time, on Thursday, May 15, 2008 at the Company's headquarters, 42 Longwater Drive, Norwell, Massachusetts.

        Information about the Annual Meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

        Your vote is important. You can be sure your shares are represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

        Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the Annual Meeting on May 15.

                      Sincerely,

                      Alan S. McKim
                      Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the 2008 Annual Meeting of Shareholders of Clean Harbors, Inc. (the "Company"), will be held at 10:00 a.m., local time, on Thursday, May 15, 2008 at the Company's headquarters, 42 Longwater Drive, Norwell, Massachusetts, for the following purposes:

  1.
  To elect four (4) Class I members of the Board of Directors of the Company to serve until the 2011 Annual Meeting of Shareholders and until their respective successors are duly elected; and

  2.
  To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

        Shareholders of record at the close of business on April 7, 2008, will be entitled to notice and to vote at the meeting.

        You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

                      By order of the Board of Directors

                      C. Michael Malm, Secretary

April 9, 2008
Boston, Massachusetts

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2008: The Notice of Annual Meeting, Proxy Statement, and the 2007 Annual Report on Form 10-K, are available on our website at www.cleanharbors.com/annualmeeting.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061

PROXY STATEMENT

        This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders are being furnished to the holders of common stock, $0.1 par value ("Common Stock"), of Clean Harbors, Inc., a Massachusetts corporation (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2008 Annual Meeting of Shareholders, and any adjournment thereof. The Annual Meeting will be held at the Company's headquarters, 42 Longwater Drive, Norwell, Massachusetts, on May 15, 2008, commencing at 10:00 a.m., local time.

PROXY SOLICITATION

        Proxies in the accompanying form properly executed and received prior to the meeting and not revoked will be voted as specified or, if no instructions are given, will be voted in favor of the proposals described herein. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company written notice thereof (mailed to the attention of the Secretary, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061); (ii) filing a later dated proxy (using a proxy card); or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This Proxy Statement and the accompanying proxy form are first being mailed to shareholders beginning on or about April 14, 2008.

INFORMATION AS TO VOTING SECURITIES

        On April 7, 2008, the record date for the Annual Meeting, there were 20,403,247 issued and outstanding shares of Common Stock. The presence in person or by proxy of a majority of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

        At the Annual Meeting, the shareholders will vote upon the proposed election of four Class I directors. Election of each of the Class I directors will require the affirmative vote of the holders of a plurality of the total shares of Common Stock cast at the meeting. Votes withheld from any nominee for election as a director will have the effect of "against" votes. Abstentions on such election and any broker "non-votes" will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting. Broker "non-votes" occur when a broker holding shares in "street name" votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in "street name" have not received any instructions from clients, in which case the brokers (as holders of record) are permitted to vote on "routine" matters but not on "non-routine" matters. However, the election of directors is a "routine" matter, and brokers are therefore generally able to vote shares held in "street name" on such election without receiving instructions from the beneficial holders of such shares.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Alan S. McKim	53	Chairman of the Board of Directors, President and Chief Executive Officer
Eugene Banucci	64	Director
John D. Barr	60	Director
John P. DeVillars	59	Director
John F. Kaslow	75	Director
Daniel J. McCarthy	75	Lead Director
John T. Preston	58	Director
Andrea Robertson	50	Director
Thomas J. Shields	61	Director
Lorne R. Waxlax	74	Director
John R. Beals	53	Vice President, Controller and Principal Accounting Officer
Eugene A. Cookson, Jr.	50	Executive Vice President – Business Line Management*
Jerry E. Correll	58	Senior Vice President – Sales and Business Development*
George L. Curtis	49	Senior Vice President – Pricing and Proposals*
Deirdre J. Evens	44	Executive Vice President – Corporate Sales and Business Development*
William J. Geary	60	Executive Vice President and General Counsel*
Eric W. Gerstenberg	39	Executive Vice President – Disposal Operations*
Stephen H. Moynihan	52	Senior Vice President – Planning and Development
William F. O'Connor	58	Senior Vice President – Risk Management*
David M. Parry	42	Executive Vice President – Sales and Services*
Phillip G. Retallick	55	Senior Vice President – Compliance and Regulatory Affairs*
James M. Rutledge	55	Executive Vice President and Chief Financial Officer
Darren Scandone	54	Executive Vice President – Human Resources*
Michael J. Twohig	45	Senior Vice President and Chief Information Officer*
Brian P. Weber	40	Senior Vice President – Transportation*

*
Officer of Clean Harbors Environmental Services, Inc., a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

        Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University. He has been a director of the Company since its formation. His current term as a Class I director expires this year, and he is standing for re-election for a three-year term.

        Eugene Banucci is the Executive Chairman and Founder of ATMI, Inc., a public company that is a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chairman and Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. He is also a director of Zygo Corporation, a public company that supplies metrology equipment primarily to the semiconductor and flat panel display industries. Dr. Banucci holds a B.A. degree from Beloit College and a Ph.D. in chemistry from Wayne State University. His current term as a Class 1 director expires this year, and he is standing for re-election for a three-year term.

        John D. Barr is the Vice Chairman and Chief Executive Officer of Papa Murphy's International, Inc., a privately-owned company which is the largest take-and-bake pizza chain in the United States. From 1999 to 2004, he served as President and Chief Executive Officer of Automotive Performance Industries, a privately-owned company providing a variety of logistical services to the major automotive manufacturers. From 1995 to 1999, he served as President and Chief Operating Officer and a Director of Quaker State Corporation, where he was involved in a number of acquisitions and divestitures prior to the acquisition of Quaker State Corporation by Pennzoil Company in 1999. From 1970 to 1995, Mr. Barr served in various capacities with the Valvoline Company, a subsidiary of Ashland, Inc., which culminated in an eight-year tenure as President and Chief Executive Officer. On March 31, 2008, Mr. Barr resigned as a director of James Hardie Industries, N.V. where he had served since 2003. He also serves as a director of Penske Automotive Group, Inc. and UST, Inc. Mr. Barr received a Certificate of Director Education from the Corporate Directors Institute of the National Association of Corporate Directors in September 2007. He has served as a director of the Company since August 2003. His current term as a Class II director expires in 2009.

        John P. DeVillars is the Managing Partner of BlueWave Strategies, LLC and BlueWave Capital, LLC, privately-owned strategic advisory and merchant banking enterprises providing consulting and financial advisory services to environmental and renewable energy companies. Mr. DeVillars is currently a director of Converted Organics, Inc. From 2000 to 2003, Mr. DeVillars served as Executive Vice President of Brownfields Recovery Corporation, a privately-owned company engaged in remediating, financing, and redeveloping environmentally impacted properties. From 1994 through 2000, Mr. DeVillars served as the New England Administrator for the U.S. Environmental Protection Agency. From 1991 to 1994, he was a Director of Environmental Advisory Services with Coopers & Lybrand, and from 1988 to 1991, he served as Secretary of Environmental Affairs for the Commonwealth of Massachusetts and Chairman of the Board of the Massachusetts Water Resources Authority. Mr. DeVillars holds a Masters in Public Administration from Harvard University and a Bachelor of Arts from the University of Pennsylvania and is a Visiting Lecturer in Environmental Policy at the Massachusetts Institute of Technology. He has served as a director of the Company since 2001. His current term as a Class III director expires in 2010.

        John F. Kaslow is the retired Executive Vice President and Chief Operating Officer of New England Electric System ("NEES"). He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies. Following his retirement from NEES in 1990, he served as an Executive Advisor to the Electric Power Research Institute until 1998 and as an electric industry consultant. Mr. Kaslow also served as a Director of the Doble Engineering Company, the New England Council and Merrimack College. Mr. Kaslow holds a B.S. degree from the University of Massachusetts – Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School. He has served as a Director of the Company since 1991 to 2005 and returned to its Board in February of 2007. His current term as a Class I director expires this year, and he is standing for re-election for a three-year term.

        Daniel J. McCarthy has been a Professor of Strategic Management at Northeastern University since 1972, prior to which he was President of Computer Environments Corporation, a privately-owned computer services company. In the past, he served on five boards, most recently at Tufts Associated Health Maintenance Organization, as a member of its Audit Committee and as Chairman of its Investment Committee. Mr. McCarthy also served as director and member of the Audit and Compensation Committees of MANAGEDCOMP, Inc., a privately-owned company. Mr. McCarthy holds AB and MBA degrees from Dartmouth College and a DBA degree from Harvard Business School. He has served as a director of the Company since 1987. He was elected in 2005 by the Board as Lead Director, an independent director who presides in executive sessions of the Board and serves as the shareholder contact person for the Board. His current term as a Class III director expires in 2010.

        John T. Preston is President and Chief Executive Officer of Continuum Energy Technologies LLC, a privately-owned company, and Senior Lecturer at the Massachusetts Institute of Technology ("MIT"). Mr. Preston is also a director of Alseres Pharmaceuticals, Inc., as well as numerous private company boards. From 1992 through 1995, he served as Director of Technology Development at MIT. From 1986 to 1992 he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, The National Aeronautics and Space Administration and the Technology Board of Singapore. He holds an MBA from Northwestern University and a BS in Physics from the University of Wisconsin. He has served as a director of the Company since 1995. His current term as a Class II director expires in 2009.

        Andrea Robertson is the Group Executive, Corporate Treasurer of MasterCard Worldwide. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She has served as a director of the Company since June 2004. Her current term as a Class III director expires in 2010.

        Thomas J. Shields is Managing Director of Shields & Company, Inc., a privately-owned investment-banking firm that he co-founded in 1991. He is currently a director of B.J.'s Wholesale Club, Inc. Mr. Shields is a graduate of Harvard College and Harvard Business School. He has served as a director of the Company since 1999. His current term as a Class I director expires this year, and he is standing for re-election for a three-year term.

        Lorne R. Waxlax served as Executive Vice President of The Gillette Company from 1985 to 1993, with worldwide responsibility for Braun AG, Oral-B Laboratories and Jafra Cosmetics International. He is currently a director of B.J.'s Wholesale Club, Inc. Mr. Waxlax holds a BBA degree from the University of Minnesota and an MBA degree from Northwestern University. He has served as a director of the Company since 1994. His current term as a Class II director expires in 2009.

        John R. Beals is Vice President, Controller and Principal Accounting Officer. Mr. Beals joined the Company in August 2006. Mr. Beals was previously Vice President and Corporate Controller at 3Com Corporation from October 2005 to August 2006 and prior to that he was at The First Years Inc. for 19 years, where he held positions of increasing responsibility, including Treasurer, Controller and Chief Financial Officer, Senior Vice President-Finance. He began his career with Deloitte & Touche and was promoted to the level of audit manager with the firm. Mr. Beals, a certified public accountant, holds a bachelor's degree in accounting from the University of Massachusetts.

        Eugene A. Cookson, Jr. is Executive Vice President – Business Line Management. Mr. Cookson rejoined the Company in 1998 as Senior Vice President, Field Services & Operations. From 1996 to 1998, Mr. Cookson was the Vice President of Operations of The Flatley Group, a privately-owned real estate management company, and he was in charge of major accounts at the Gartner Group. From 1991 to 1996, Mr. Cookson held a variety of management positions with the Company including Director of Sales, Director of the CleanPack Product Line and Field Services General Manager. Mr. Cookson holds a Masters Degree in Civil Environmental Engineering from Northeastern University.

        Jerry E. Correll is Senior Vice President – Sales and business Development. Mr. Correll joined the Company in 2002, and he has served in a variety of prior management positions including most recently Senior Vice President and General Manager – South Division. From 1986 to 2002 Mr. Correll held a variety of sales and operations management positions with Safety-Kleen Corp. including Regional Vice

President – Central U.S. Operations, Vice President of Corporate Accounts and Senior Vice President of Sales. Mr. Correll holds a Bachelor of Sciences Degree in Business Administration from the University of Tennessee and a JD from the Nashville School of Law.

        George L. Curtis is Senior Vice President – Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions the most recent of which were Vice President of Marketing and Vice President of Business Development. Mr. Curtis holds an MBA from Northeastern University and a Bachelor of Arts in Biology from Columbia University.

        Deirdre J. Evens is Executive Vice President – Corporate Sales and Business Development. Ms. Evens joined the Company in June 2007. From 2006 to 2007, she served as Senior Vice President of Member Insight at BJ's Wholesale Club, a Fortune 300 retailer and the leading warehouse chain in the eastern United States. From 1986 to 2006, she worked at Polaroid Corporation, a leading global provider of Instant Photography, Digital Imaging, and Consumer Electronics products. At Polaroid, she held a variety of leadership positions including Senior Vice President of Global Marketing and Strategy, Vice President and General Manager for Polaroid's Imaging Business, and Director of Manufacturing Operations. Ms. Evens holds a Bachelor of Science in Engineering from Cornell University.

        William J. Geary is Executive Vice President and General Counsel of the Company. He joined the Company in 1989 and he has served as Vice President of Government Relations and as Special Counsel for the Company. Prior to joining the Company, Mr. Geary served as the Commissioner of the Metropolitan Police and Chairman and Chief Executive Officer of the Metropolitan District Commission and previously served as Deputy Secretary of State and Special Assistant to The Governor of Massachusetts. Mr. Geary has been a consultant to numerous members of the U.S. Congress and The White House and holds a B.S. in Political Science and History from the University of Massachusetts/Boston, an MA in Government and Management from Northeastern University, and a JD from Suffolk University Law School. He was awarded a Loeb Fellowship in Advanced Environmental Studies at Harvard University. Mr. Geary is admitted to the Bar in Massachusetts and the District of Columbia as well as the Bar of the United States Supreme Court.

        Eric W. Gerstenberg is Executive Vice President – Disposal Operations. Mr. Gerstenberg rejoined the Company in June 1999 as Vice President of Disposal Services of Clean Harbors Environmental Services, Inc. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a Bachelor of Science degree in Engineering from Syracuse University.

        Stephen H. Moynihan has served in various capacities as an officer of either the Company and one or more of its subsidiaries since 1987. Prior to joining Clean Harbors, Mr. Moynihan was Audit Manager for Gerald T. Reilly and Company, a public accounting firm. Mr. Moynihan holds a BS degree in Accounting from Bentley College.

        William F. O'Connor has served as Senior Vice President – Risk Management, after rejoining the Company in December 2002. Previously, Mr. O'Connor was Vice President of William Gallagher and Associates, an insurance broker that he joined in April of 2000. From 1989 to 2000, Mr. O'Connor held a variety of roles at the Company, the last being as Vice President of Human Resources and Risk Management.

        David M. Parry is Executive Vice President – Sales and Services. Mr. Parry joined the Company in 1988 and he has served in a variety of management positions including Senior Vice President of Eastern Operations. He has also previously held the positions of Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and

CleanPack Chemist. Mr. Parry holds a Bachelor of Science degree in Engineering from the Massachusetts Maritime Academy.

        Phillip G. Retallick is Senior Vice President – Compliance and Regulatory Affairs. Mr. Retallick joined the Company in September 2002 in connection with the Company's acquisition of substantially all of the assets of the Chemical Services Division of Safety-Kleen Corp. Prior to that acquisition, he served as a senior compliance officer for Safety-Kleen Services, Inc. and its predecessors, Rollins Environmental Services Company and Laidlaw Environmental Services Company. From 1975 to 1992, he held positions with the United States Environmental Protection Agency and the Delaware Department of Natural Resources and Environmental Control. He holds a Bachelor of Sciences Degree in Geosciences from the Pennsylvania State University and has also received a Graduate Certificate in Environmental Management from the University of Southern California.

        James M. Rutledge is Executive Vice President and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a Bachelor of Arts from Assumption College and an MBA from Rutgers University.

        Darren R. Scandone joined the Company in May of 2007 as Executive Vice President and Chief Human Resource Officer. From 2006 to 2007 he served as Global Director of Human Resources of Investment Technology Group, Inc., a brokerage and technology firm that develops technologies spanning the entire investment process. From 2000 to 2006 he held the position of Executive Vice President of Human Resources and Corporate Service for Macgregor, a financial technology provider serving the global investment community. He has also served as Vice President of Human Resources for both CVS and Oak Industries, Inc., Director of Human Resources for Motorola Corporation and as a corporate compensation consultant for Polaroid Corporation. Mr. Scandone holds a B.S. in Economics from Boston College.

        Michael J. Twohig is Senior Vice President and Chief Information Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Vice President of Strategic Initiatives. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a Building Systems company. Mr. Twohig holds an MBA from Rivier College and a Bachelor of Science degree in Accounting from Boston College.

        Brian P. Weber is Senior Vice President – Transportation. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below describes the "beneficial ownership" of the Company's Common Stock as of April 1, 2008, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. SEC Rule 13d-3 under the Securities Exchange Act of 1934 defines "beneficial ownership" to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Except as otherwise indicated below, the named owner has sole voting and investment power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Alan S. McKim	2,915,191	14.3%
Eugene Banucci	4,133	*
John D. Barr	11,600	*
John P. DeVillars	13,600	*
John F. Kaslow	3,800	*
Daniel J. McCarthy	19,100	*
John T. Preston	9,600	*
Andrea Robertson	9,433	*
Thomas J. Shields	13,100	*
Lorne R. Waxlax	91,500	*
Eugene A. Cookson, Jr.	4,872	*
Eric W. Gerstenberg	10,983	*
David M. Parry	14,561	*
James M. Rutledge	17,790	*
All current directors and executive officers as a group (25 persons)	3,239,186	15.8%

*
Less than 1%

(1)
Beneficial ownership has been determined in accordance with Securities and Exchange Commission regulations and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of the Company's Common Stock which may be acquired under stock options which are exercisable within 60 days of April 1, 2008: Mr. Banucci (3,833 shares), Mr. Barr (6,000 shares), Mr. DeVillars (10,000 shares), Mr. Kaslow (2,500 shares), Mr. McCarthy (7,000 shares), Mr. Preston (6,000 shares), Ms. Robertson (5,833 shares), Mr. Shields (6,000 shares), Mr. Waxlax (6,000 shares), Mr. Cookson (0 shares), Mr. Gerstenberg (8,000 shares), Mr. Parry (11,000 shares), Mr. Rutledge (0 shares), and all current directors and executive officers as a group (126,166 shares).

        To the Company's knowledge, as of April 1, 2008, no person or entity "beneficially owned" (as that term is defined by the Securities and Exchange Commission, or "SEC") 5% or more of the total of 20,387,610 shares of Common Stock then outstanding, except as shown in the following table. Except as otherwise indicated below, the Company understands that the named person or entity has sole voting and investment power with respect to the specified shares.

Name and Address	Number of Shares		Percent and Class of Stock
Alan S. McKim Clean Harbors, Inc. 42 Longwater Drive Norwell, MA 02061	2,915,191		14.3% Common Stock
FMR LLC. 82 Devonshire Street Boston, MA 02109	1,755,245	(1)	8.6% Common Stock
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	1,351,622	(2)	6.6% Common Stock
Snyder Capital Management, L.P. One Market Plaza Stewart Tower, Suite 1200 San Francisco, CA 94105	1,149,485	(3)	5.6% Common Stock

(1)
Based upon Schedule 13G as amended through December 31, 2007, filed with the SEC, FMR LLC is deemed to have beneficial ownership of 1,755,245 shares of Common Stock, with respect to which Fidelity Management & Research Company (which is a wholly-owned subsidiary of FMR LLC), Edward C. Johnson, 3d and members of his family (who are the predominant owners of FMR LLC) hold sole power to vote as to 195,540 shares and sole investment power as to 1,532,205 shares.

(2)
Based upon Schedule 13G dated February 14, 2008, filed with the SEC, the Bank of New York Mellon Corporation is deemed to have beneficial ownership of 1,351,622 shares of Common Stock, with respect to which various subsidiaries of The Bank of New York Mellon Corporation, or departments or units thereof, hold sole voting power as to 1,331,655 shares and sole dispositive power as to 1,336,022 shares.

(3)
Based upon Schedule 13G dated December 31, 2007, filed with the SEC, Snyder Capital Management, Inc. and Snyder Capital Management, L.P. (of which Snyder Capital Management, Inc. is the general partner) are deemed to have beneficial ownership of 1,149,485 of common stock, with respect to which they hold sole voting power as to 1,038,775 shares and sole dispositive power as to 1,149,485 shares.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)

        The Board of Directors of the Company is currently composed of ten directors classified into three classes. There are now four Class I directors, three Class II directors, and three Class III directors. One class of directors is elected each year for a term of three years. The term of the Class I directors, Alan S. McKim, Eugene Banucci, John Kaslow and Thomas Shields, will expire at the 2008 Annual Meeting. The Board of Directors has fixed the number of Class I directors to be elected at the Annual Meeting at four and nominated Messrs. McKim, Banucci, Kaslow and Shields to continue to serve as Class I directors.

        Election of each of the Class I directors will require the affirmative vote of the holders of a plurality of the total shares of Common Stock represented at the Annual Meeting. Unless otherwise specified therein, shares represented by the enclosed proxy will be voted to elect Messrs. McKim, Banucci, Kaslow and Shields as Class I directors of the Company for a three-year term, until the 2011 Annual Meeting of Shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the enclosed proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote "FOR" the election of Messrs. McKim, Banucci, Kaslow and Shields as Class I directors.

Board Committees and Meetings

        The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the By-Laws of the Company to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management and evaluating the performance of management on behalf of the shareholders.

        During 2007, the Board held five meetings, of which one was held by conference call. All directors attended at least 75% of each of the meetings of the Board and the committees on which they served. All members of the Board attended the annual meeting of shareholders.

        The Board has established three committees, the Audit Committee, Compensation Committee and Corporate Governance Committee. The Board has determined that a majority of its members are "independent directors" as defined by the rules of the Nasdaq Stock Market. The Board has also determined that each of the committees of the Board consists solely of non-employee "independent directors," as defined by the rules of the Nasdaq Stock Market which are applicable to membership on such committees, and that each member of each committee is free of any relationship that would interfere with his ability to exercise independent judgment. In addition, there are no interlocks between the members of the Compensation Committee and the compensation committee of any other entity. Based upon their training and experience as described above under "Directors and Executive Officers of the Company," the Board has also determined that each of Andrea Robertson and Thomas J. Shields qualifies as an "audit committee financial expert," as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. All members of the committees are appointed by the Board, and each committee operates under a charter approved by the Board. These charters are available on the Company's website at www.cleanharbors.com.

  Audit Committee

        During 2007, Thomas Shields, Chairman, Eugene Banucci, John Kaslow, and Andrea Robertson served on the Audit Committee. The primary functions of the Audit Committee are to select the Company's independent registered public accounting firm, to review the scope of and approach to audit work, and to meet with and review the activities of the Company's internal accountants and the

Company's independent registered public accounting firm. During 2007, there were seven meetings of the Audit Committee, of which two were held by conference call.

  Compensation Committee

        During 2007, Daniel McCarthy, Chairman, John Barr, John DeVillars and Lorne Waxlax served on the Compensation Committee. The primary responsibilities of the Compensation Committee are the recommendation of a compensation package for the Chief Executive Officer to the full Board of Directors, review and approval of other senior executive officer compensation, review and approval of corporate management compensation policies, and management of the Company's equity incentive and employee stock purchase plans. The Committee also works with the Chief Executive Officer in developing annual goals for the Chief Executive Officer and his senior executive staff and evaluates their success in achieving those goals at the end of each year. The Compensation Committee held five meetings during 2007, of which one was held by telephone conference call.

  Corporate Governance Committee

        During 2007, Lorne Waxlax, Chairman, Daniel McCarthy, Thomas Shields and John Preston served on the Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and board officers, recommend committee structures, review director compensation, monitor the Company's social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee met four times during 2007. None of these meetings was held by conference call.

        The Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors which include, in addition to high personal and professional ethics, integrity and values, particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending directors who provide a diversity of experiences and will best perpetuate the success of the business and exercise sound judgment in representing the interests of shareholders. In determining whether to recommend a director for re-election, the Committee also considers the director's past attendance at meetings and contributions to the activities of the Board. In the past, nominees for the Board have been submitted by members of the Board. However, the Corporate Governance Committee will also consider shareholder recommendations for Board candidates. For the 2009 annual meeting of shareholders, names of potential Board candidates should be received no later than January 15, 2009. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, at the address of the Company.

        Shareholders and other interested parties may communicate with the Board by mail or electronically. To communicate with the Board, correspondence should be addressed to Daniel J. McCarthy, Lead Director, c/o General Counsel and Assistant Secretary, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 020161-9149, or gearyb@cleanharbors.com. All correspondence received as such will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution to the other members of the Board.

COMPENSATION DISCUSSION AND ANALYSIS

  Introduction

        Clean Harbors had a very successful 2007, and some of the key accomplishments which relate to performance-based compensation were as follows:

  •
  Revenue increased by 14.1% to $946.9 million, compared with $829.8 million for 2006.

  •
  Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased by 11.2% to $133.3 million, compared with $119.9 million for 2006. EBITDA is defined in accordance with our outstanding credit agreements and is calculated as reported (and reconciled to our net income and net cash provided by operating activities) in our Annual Report on Form 10-K for the year-ended December 31, 2007.

        This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Executive Compensation Table included in this Proxy Statement for the Company's Chief Executive Officer, Chief Financial Officer and the three other executive officers who had the highest total compensation for 2007, as set forth in the Summary Compensation Table below (these five executive officers being referred to as the "Named Executive Officers"). The Compensation Discussion and Analysis will discuss corporate and individual performance targets and goals for senior executive officers, including the Named Executive Officers. These targets and goals are disclosed in the limited context of our executive compensation program. You should not interpret them as statements of our expectations or as any form of guidance by us. We caution you not to apply the statements or disclosures we make in the Compensation Discussion and Analysis in any other context.

  Role of the Compensation Committee

        The Compensation Committee of the Board of Directors (the "Committee") currently consists of four independent directors whose major responsibilities include the recommendation to the full Board of a compensation package for the Chief Executive Officer; review and approval of other senior executive officer compensation; review and approval of corporate management compensation policies; management of the Company's equity incentive and employee stock purchase plans, and oversight of the Trustees of the Company's 401(k) Plan.

        The Committee has delegated to our Chief Executive Officer the authority to issue to new hires non-qualified stock options for up to 5,000 shares and non-performance based restricted stock awards for up to 1,500 shares. All other awards are granted by the Committee. The Chief Executive Officer works with the Committee in proposing modifications to compensation plans for senior management, determining executive compensation for members of senior management other than the Chief Executive Officer, developing the Chief Executive Officer's own goals for each year and reviewing the goals and achievements of the officers who report directly to him.

  Compensation Philosophy and Objectives

        Our fundamental philosophy regarding executive compensation is to offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and to align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders. Compensation for executive officers currently consists of three basic elements: base compensation and benefits, performance-based salary or "salary at risk," and awards of long-term equity incentives through performance-based restricted stock awards. For 2007 the total potential for performance based compensation for the Named Executive Officers and other senior executive officers was designed to constitute more than fifty percent of the executive's total compensation.

  Base Compensation

        We commissioned a study of overall compensation for our executive officers and directors in 2005, after which we determined that base compensation for most named executive officers appeared to be in the median range for comparable companies. The consultant for the compensation study developed a list of 37 companies with revenues spanning from $250 million to $2.5 billion, engaged in environmental services, waste handling, technological services or medium technology processing businesses. The list of peer group companies selected by our consultant is described below.

AMERION	LONE STAR TECHNOLOGIES INC.	SHULMAN A INC.
BARNES GROUP INC.	MACDERMID	SPARTA INC.
BELDEN CDT INC.	MGE ENERGY INC.	STERICYCLE INC.
CALGON CARBON CORPORATION	MINERALS TECHNOLOGIES INC.	SUPERIOR IND INTERNAITONAL INC.
CASELLA WASTE SYSTEMS INC.	MSC INDUSTRIAL DIRECT CO INC.	SYNAGRO TECHNOLOGIES INC.
CH2M HILL COMPANIES LTD.	MYERS INDUSTRIES INC.	TELEDYNE TECHNOLOGIES INC.
CHEMED CORP.	NORDSON CORP.	TETRA TECH INC.
CLARCOR INC.	PARK OHIO HOLDINGS CORP.	TRC COMPANIES INC.
DURATEK INC.	PAYCHEX INC.	TREDEGAR CORP.
FEDERAL SIGNAL CORP.	PBSJ CORP.	WASTE CONNECTIONS INC.
G&K SERVICES	PRG SCHULTZ INTERNATIONAL INC.	WASTE INDUSTRIES USA INC.
IESI CORP.	REGAL BELOIT CORP.
IONICS INC.	REPUBLIC SERVICES INC.

        Because of the unique nature of our business and the high degree of governmental regulation, it was difficult to identify truly comparable companies. However, the information provided to the Committee by the consultant was helpful in determining an appropriate range of compensation for our executive officers. The Committee will continue to work in the future on developing an appropriate peer group from which to draw comparative compensation information.

  Benefits

        Named Executive Officers and other senior executive officers receive the same benefits as other employees of the Company; medical and dental coverage, paid 75% by the Company and 25% by the employee; life insurance equal to two times base salary with a cap of $250,000 (x2 for accidental death); long and short term disability insurance, and participation in our 401k and employee stock purchase plans.

  Performance Based Compensation

        For the Named Executive Officers and other senior managers, other than the Chief Executive Officer, the Committee approved an incentive bonus program for 2007 similar to that for 2006. Our 2007 Management Incentive Program ("MIP") covered 185 management positions, including all Named Executive Officers other than the Chief Executive Officer. Participants were eligible to earn a cash bonus (payable in the first quarter of 2008) equal to 10-80% of base compensation (depending on their level of management responsibility) if the Company achieved or exceeded various EBITDA targets. The threshold EBITDA target to be achieved in 2007, in order for a participant to receive a minimum bonus of 25% of potential bonus, was $110 million. A median bonus of 50% of potential bonus would be earned if the Company achieved $136 million of EBITDA, and a participant would receive his or her maximum potential bonus if the Company achieved its maximum EBITDA target of $149 million. The Committee reserved the right to adjust target levels in order to consider extraordinary events such as accounting rule changes and acquisitions. If the Company failed to meet its maximum EBITDA target, a participant might still earn a bonus of up to 30% of base compensation (not to exceed a total bonus of 80% of base compensation for Named Executive Officers) if the participant met or exceeded certain personal goals or goals established for his or her business unit. Payouts under the 2007 MIP totaled $2,789,858 and payments to individual participants ranged from $259 to $142,615.

  Long-Term Equity Incentives

        The final element of compensation for executives is long-term equity incentives, designed to align the interests of participants with those of shareholders of the Company and to encourage retention of senior executives through periodic vesting. Prior to 2006 the Compensation Committee had periodically issued equity awards to executives in the form of non-qualified stock options with typical 5-year vesting based upon continued employment. However, after a complete review of executive compensation in 2005, we changed our practice and now use restricted stock. Non-performance-based restricted stock, with five year vesting contingent upon continued employment, is usually limited to new hires. The Company granted one non-performance-based restricted stock award of 1,500 shares and two common stock awards of 1,500 shares and 1,000 shares, respectively, to three newly hired executive officers during 2007.

        In 2006 the Committee began the use of performance-based restricted stock awards, issued under the Company's 2000 Stock Incentive Plan, as a form of long-term equity incentive. Under the Long Term Equity Incentive Program ("LTEIP") under which the Committee grants to members of the Strategic Management Council ("SMC") performance-based restricted stock awards with two-year targets and additional vesting based upon continued employment with the Company. On January 24, 2007, the Compensation Committee granted 50,598 shares of performance-based restricted stock awards under the LTEIP to 55 members of the SMC, not including the Chief Executive Officer. An additional 4,558 shares of performance-based restricted stock awards were issued to executive officers who joined the Company during the first half of the year. Depending upon the level of responsibility of a particular executive within the SMC, he or she was eligible to receive performance-based restricted stock awards valued at December 31, 2006 at 20%, 25% or 40% of base compensation. Each of the Named Executive Officers, other than the Chief Executive Officer, received the maximum 40%. There were two separate performance goals under the 2007 LTEIP to be achieved by the end of 2008: revenue of $954 million and EBITDA as a percentage of revenue ("EBITDA Margin") of 15.8%. If both goals were to be achieved in 2007, 50% of the performance-based restricted stock awards would vest on March 15, 2008 and 50% on March 15, 2009. If both goals were to be achieved in 2008, the shares would vest as to 33% on December 15, 2009, 33% on December 15, 2010 and 34% on December 15, 2011. If neither goal were to be achieved by 2008, the performance-based restricted stock awards would be forfeited.

        Our revenue for 2007 was $946.9 million and the EBITDA Margin was 14.6%. However, that revenue only included approximately $7 million of emergency response work compared to 2006 revenues which included approximately $27 million of emergency response work. Because management was instrumental in increasing 2007 revenue by 14.1% over 2006, notwithstanding the fact that emergency response work was down by approximately $20 million, the Committee voted on March 12, 2008 that 25% of the shares awarded under the 2007 LTEIP would vest on March 15, 2008 and 25% will vest on March 15, 2009. The balance (50%) will vest depending on whether the Company meets both revenue and EBITDA Margin goals by the end of 2008. The total market value of the shares of performance-based restricted stock at the time of the granting of the awards in 2007 totaled $2,849,197.

  Chief Executive Officer Compensation

        During 2007 our Chief Executive Officer, Alan S. McKim, received base compensation of $533,333. The performance bonus for Mr. McKim, awarded in March 2008, was based upon his attainment of specific goals and objectives approved by the Committee and the Board at the beginning of the 2007. These goals and objectives included improvement of health, safety and compliance statistics, revenue of $909 million, EBITDA of $136 million, EBITDA Margin of 15%, $10 million of non-budgeted cost reductions, days of sales outstanding ("DSO") (based upon the time of payment of our outstanding billings) of 65 days, and certain key hires. Mr. McKim far exceeded all of his goals for the year other than EBITDA Margin (14.6%) and DSO (74 days). In March, the Board of Directors voted to increase Mr. McKim's base compensation for 2008 to $625,000 and awarded him a performance bonus of $675,000 for his outstanding achievements during 2007. The Board did not award Mr. McKim any equity incentive during 2007, and it has not done so in any previous year, because of the belief that Mr. McKim is fully motivated by the large amount of founder stock which he already owns and the unwillingness of Mr. McKim to accept long-term incentive awards similar to those of other senior management.

  Accounting and Tax Considerations

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers to the extent that annual compensation paid to any such officer exceeds $1 million. In order to facilitate the Company's future ability to fully deduct compensation income paid to its executive officers, the Company amended in 2005 the Company's 2000 Stock Incentive Plan so as to permit the Compensation Committee to structure stock option grants and restricted stock awards in a manner intended to allow deductions under Code Section 162(m). The Compensation Committee intends to structure stock option grants and restricted stock awards in such a manner unless the Committee determines that such compliance would not be in the best interests of the Company or its shareholders.

  Stock Ownership Guidelines

        The Board of Directors has established stock ownership guidelines for Directors and Executive Officers. Directors are expected to hold stock valued at three times their annual retainer within three years of becoming a director, Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base compensation, after having received five years of long term equity awards, and other executive officers are expected to hold stock valued at 50% of their base compensation within the same time period.

  Employment, Termination of Employment and Change of Control Agreements

        We do not have employment agreements with our executive officers. However we have provided "change of control" protection under certain stock option and restricted stock award agreements granted to executive officers. Some of those agreements provide that options or restricted stock will fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within 12 months of a change of control, the employee's options and restricted stock awards become fully vested.

        In 1998, we adopted an Executive Retention Plan ("Retention Plan"), for certain members of senior management. The Retention Plan provides for severance payments upon termination by the Company without "cause" in exchange for the executive's execution of a one-year non-competition agreement. For termination other than for cause and not related to a change in control, the Retention Plan calls for the payment to the executive of base salary until the first to occur of one year or earlier employment at the rate in effect at the time of termination of employment, payable periodically in accordance with the Company's normal executive salary payment polices, plus up to one year of continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment.

        Under the Retention Plan, in the event of a Change in Control (as defined in the Plan), an executive who participates in the Plan will receive severance benefits equal to one year's base salary and benefits if his or her employment with the Company is terminated for any reason within 30 days after a Change in Control. Also, an executive shall be entitled to receive the same severance benefits if the executive does not receive a position equal to the position that the executive held prior to the Change in Control or if the primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive's position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits. Under the Retention Plan, one year's base salary is payable within 30 days after termination of employment relating to a Change in Control.

  Report of Compensation Committee

        The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company's management and recommended that it be included in this proxy statement.

Daniel J. McCarthy, Chairman John D. Barr John P. DeVillars Lorne R. Waxlax

Summary Compensation Table

        The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2007.

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (1)		All Other Compensation (3)		Total
Alan S. McKim Chairman of the Board, President and Chief Executive Officer	2007 2006	$ $	533,333 450,000	$ $	675,000 650,000	$	— —	$	— —	$	— —	$ $	552 552	$ $	1,208,885 1,100,552
James M. Rutledge Executive Vice President and Chief Financial Officer	2007 2006	$ $	275,000 275,000		— —	$ $	187,353 155,537		— —	$ $	191,442 220,000	$ $	1,182 46,850	$ $	654,977 697,387
Eugene A. Cookson, Jr. Executive Vice President – Business Line Management*	2007 2006	$ $	360,000 300,000		— —	$ $	115,910 60,001	$	— 43,279	$ $	250,615 240,000	$ $	552 360	$ $	727,077 643,640
Eric W. Gerstenberg Executive Vice President – Disposal Operations*	2007 2006	$ $	263,542 241,667		— —	$ $	96,585 50,006	$ $	74,188 1,152	$ $	186,903 193,333	$ $	216 216	$ $	621,434 486,374
David M. Parry Executive Vice President – Sales and Services*	2007 2006	$ $	261,458 250,000		— —	$ $	96,585 50,006	$ $	18,547 21,380	$ $	186,078 200,000	$ $	5,025 4,976	$ $	567,693 526,362

*
Clean Harbors Environmental Services, Inc.

(1)
Except for the bonuses which the Company's full Board of Directors granted to Mr. McKim, the Chief Executive Officer, the Compensation Committee granted all of the bonuses to the named executive officers with respect to 2007 and 2006 pursuant to the Company's Management Incentive Program ("MIP"). Except for cash bonuses granted under the MIP, the Company does not have any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the named executive officers participates.

(2)
The fair value of stock and options awards is computed in accordance with FAS 123R.

(3)
2006 includes $46,298 for relocation expenses for James M. Rutledge.

Grants of Plan-Based Awards

        The following table sets forth the restricted and performance shares granted during 2007 to the executive officers named in the Summary Compensation Table. During 2007, there were no stock options, stock appreciation rights or other plan-based awards granted to the executive officers named in the Summary Compensation Table, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights to receive cash bonuses in the first quarter of 2008 pursuant to the Company's Management Incentive Program. In addition, during 2007, no stock options or other awards to the named executive officers were repriced or otherwise modified.

Name	Grant Date	No. Shares	Grant Date Fair Market Value of Stock Awards(1)
Alan S. McKim	N/A	—	N/A
James M. Rutledge	1/24/2007	2,279	$114,882
Eugene A. Cookson, Jr.	1/24/2007	2,487	$125,367
Eric W. Gerstenberg	1/24/2007	2,072	$104,447
David M. Parry	1/24/2007	2,072	$104,447

(1)
The fair value of the awards is computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the equity awards held at December 31, 2007 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Shares Underlying in Unexercised Stock Options Exercisable	Number of Shares Underlying the Unexercised Options Unexerciseable	Option Exercise Price		Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that are not Vested
Alan S. McKim	—	—		N/A	N/A	—	—
James M. Rutledge	—	—		N/A	N/A	10,859	$561,410
Eugene A. Cookson, Jr.	—	—		—	—	2,487	$128,578
Eric W. Gerstenberg	—	8,000		$12.98	2/21/2013	2,072	$107,122
David M. Parry	8,000 1,000	2,000 —	$ $	12.98 2.26	2/21/2013 9/26/2011	2,072	$107,122

Option Exercises and Stock Vested

        The following table shows for the executive officers named in the Summary Compensation Table the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), and the number of restricted shares and the fair value of restricted shares vested during 2007. The high and low sales prices of the Company's Common Stock in 2007 were $56.48 and $42.52. The last sale price at year-end was $51.70. No stock appreciation rights ("SARs") were exercised during 2007 or held by such individuals at year-end.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired or Vested	Value Realized on Vesting
Alan S. McKim	—	$—	—	$—
James M. Rutledge	—	—	4,593	$229,488
Eugene A. Cookson	20,000	$898,644	1,891	$98,805
Eric W. Gerstenberg	8,000	$256,160	1,576	$82,346
David M. Parry	—	—	1,576	$82,346

Potential Payments Upon Termination or Change of Control

        The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2007 with respect to potential payments upon termination or change in control. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated or a change of control had occurred on December 31, 2007, given the named executive's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date.

Name	Benefit(1)	Before Change in Control(2) Termination w/o Cause or for Good Reason	Voluntary Termination	Change in Control(3)
Alan S. McKim	—	—	—	—
	—	—	—	—
	—	—	—	—
James M. Rutledge	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$857,134
	Key Employee Retention Plan	$275,000		$275,000	(4)
Eugene A. Cookson, Jr.	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$128,578
	Key Employee Retention Plan	$360,000		$360,000	(4)
Eric W. Gerstenberg	Stock Option Vesting Acceleration	—	—	$309,760
	Restricted Stock Vesting Acceleration	—	—	$107,122
	Key Employee Retention Plan	$275,000	—	$275,000	(4)
David M. Parry	Stock Option Vesting Acceleration	—	—	$77,440
	Restricted Stock Vesting Acceleration	—	—	$107,122
	Key Employee Retention Plan	$275,000	—	$275,000	(4)

(1)
The fair value of the stock options and restricted stock is computed using the December 31, 2007 stock price of $51.70.

(2)
Employee is eligible for payment of base salary until the first to occur of one year or earlier employment, as well as up to one year of continued medical, dental, life insurance and other benefits, if any, and $15,000 in out-placement services.

(3)
Employee is also eligible for up to one year of continued medical, dental, life insurance, other benefits, if any, and $15,000 in out-placement services.

(4)
Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

Director Compensation

        The Company's policy during 2007 was to pay each non-employee director an annual retainer fee of $25,000 plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended and $1,000 for meetings conducted by telephone conference call as well as 300 shares of restricted stock. The Company also paid non-employee directors an additional $1,000 for serving on the Audit Committee, Compensation Committee or Corporate Governance Committee, $7,500 for serving as Chairman of the Audit Committee, and $5,000 for serving as Chairman of the Compensation Committee or Corporate Governance Committee. The Company also paid an additional $7,500 to the Lead Director. Directors are also reimbursed for the expenses they incur in connection with service on the Board and its committees. The Company does not provide any pension or unqualified deferred compensation to any of its directors.

        According to the Company's 2000 Stock Incentive Plan which was approved by the shareholders at the 2000 Annual Meeting, as amended by the amendment dated February 21, 2007 which was approved by the shareholders at 2007 Annual Meeting, each director who is not an employee of the Company receives upon election to the Board a grant of a five-year (five-year prior to such amendments), non-qualified stock option to purchase that number of shares of the Company's Common Stock determined by multiplying 2,000 by the number of years or fraction thereof for which the director shall be elected, at the market price of the Common Stock on the date of election, vesting immediately as to the first 2,000 shares of any award and as to an additional 2,000 shares on each anniversary of the date of election. Awards to directors appointed to fill a vacancy on the Board for less than one year are prorated. During 2007, upon their election as directors to serve for a term of three years, each of John P. DeVillars, Andrea Robertson and Daniel J. McCarthy, the three non-employees elected as directors during such year, received options for 6,000 shares at the market price of $46.01 per share. John F. Kaslow received options for 2,500 shares at the market price of $53.23 per share upon his reappointment to the Board for a partial term in February 2007.

        The following table describes the compensation paid by the Company to each of its non-employee directors during 2007:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	All Other Compensation	Total
Eugene Banucci	$48,750	$13,992	$33,979	—	$96,721
John A. Barr	$47,750	$17,387	$42,205	—	$107,342
John P. DeVillars	$48,750	$17,387	$83,394	—	$149,531
John F. Kaslow	$42,208	$13,992	$66,630	—	$122,830
Daniel J. McCarthy	$70,250	$17,387	$83,394	—	$171,031
John T. Preston	$47,750	$17,387	$42,205	—	$107,342
Andrea Robertson	$49,750	$17,387	$83,394	—	$150,531
Thomas J. Shields	$69,250	$17,387	$7,694	—	$94,331
Lorne R. Waxlax	$61,750	$17,387	$42,205	—	$121,342

(1)
The fair value of stock options are computed in accordance with FAS 123R.

Appointment of Independent Registered Public Accounting Firm

        The Company's independent registered public accounting firm is selected by the Audit Committee of the Board of Directors. The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent public accounting firm for the year ending December 31, 2008. Deloitte served as the Company's independent public accounting firm for the years ended December 31, 2007, 2006 and 2005. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

        In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence.

        During the two most recent fiscal years of the Company ended December 31, 2007, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Related Fees

        In addition to retaining Deloitte to audit the Company's consolidated financial statements for the two years ended December 31, 2007, the Company and its subsidiaries retained Deloitte to provide tax and certain other services for 2007 and 2006. The aggregate fees and expenses billed for 2007 and 2006 for these services were as described in the following table:

	For the Year
	2007	2006
Audit Fees	$2,267,703	$2,488,944
Audit-Related Fees	42,013	176,400
Tax Fees	557,879	966,404
All Other Fees	123,272	54,600

	$2,990,867	$3,786,348

        Audit Fees ($2,267,703 for 2007 and $2,488,944 for 2006) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Form 10-Q reports, and services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of the financial statements and internal controls over financing reporting, and the preparation of an annual "management letter" on internal control matters.

        Audit-Related Fees ($42,013 for 2007 and $176,400 for 2006) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under "Audit Fees". The services for the fees disclosed under this category normally, include benefit plan audits, other accounting consulting, and vendor and customer compliance audits.

        Tax Fees ($557,879 for 2007 and $966,404 for 2006) include fees and expenses for tax planning, U.S. and foreign tax compliance, applications for tax credits and accounting method changes and other general consultation and advise.

        All Other Fees ($123,272 for 2007 and $54,600 for 2006) include fees and expenses for services which do not fall within the categories described above. A significant portion of such services were related to due diligence in connection with acquisitions.

        The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2007 and 2006 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.

Audit Committee Report

        The Audit Committee of the Board of Directors (the "Committee") is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in NASDAQ listing standards applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an "audit committee financial expert" as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on February 7, 2004, is available on the Company's website at www.cleanharbors.com. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal controls over financial reporting. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP ("Deloitte") for 2007 and 2006, the matters that are required to be discussed by Statement on Auditing Standards No. 61, "Communication With Audit Committees." Deloitte have also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with Deloitte that firm's independence. The Committee also considered whether the provision by Deloitte of non-audit related services, which for 2007 and 2006 consisted primarily of tax services, is compatible with the independence standard.

        Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2007 and 2006 be included in the Company's Annual Report on Form 10-K for 2007, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2008. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

                                Thomas J. Shields, Chairman
                                Eugene Banucci
                                John R. Kaslow
                                Andrea Robertson

Performance Graph

        The following graph compares the five-year return from investing $100 in each of Clean Harbors, Inc. common stock, the NASDAQ Market Index of companies, and an index of environmental services companies, compiled by CoreData. The environmental services group used by CoreData includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date is December 31, 2002, when the Company's common stock closed at $15.56 per share.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CLEAN HARBORS, INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2007 such filing requirements were satisfied on a timely basis, except that Deirdre Evens, William Geary, William O'Connor, Darren Scandone and Lorne Waxlax each filed a late Form 4.

SHAREHOLDER PROPOSALS

        Proposals which qualified shareholders intend to present at the 2009 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than January 15, 2009.

        Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2008 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not later than January 15, 2009. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit C to the proxy statement for the Company's annual meeting of shareholders held on May 12, 2005, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

OTHER MATTERS

        THE COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WHICH INCLUDES ADDITIONAL INFORMATION ABOUT THE COMPANY. A COPY OF THE FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, MAY BE OBTAINED WITHOUT CHARGE, AND COPIES OF THE EXHIBITS WHICH ARE LISTED THEREIN WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S COSTS OF REPRODUCTION AND MAILING OF SUCH EXHIBITS. ALL SUCH REQUESTS SHOULD BE DIRECTED TO CLEAN HARBORS, INC., 42 LONGWATER DRIVE, NORWELL, MASSACHUSETTS 02061, TELEPHONE (781) 792-5000, EXT. 4454, ATTENTION: EXECUTIVE OFFICES.

        Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

                      By Order of the Board of Directors,

                      C. Michael Malm, Secretary

April 9, 2008

        THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

ANNUAL MEETING OF SHAREHOLDERS OF

CLEAN HARBORS, INC.

May 15, 2008

This Proxy Is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Alan S. McKim, James M. Rutledge and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Thursday, May 15, 2008, at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.
To elect the nominees listed below as Class I directors of the Company for a three-year term, until the 2011 Annual Meeting of Shareholders and until their respective successors shall be duly elected:

  NOMINEES:

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES
☐	FOR ALL NOMINEES EXCEPT	☐	Alan S. McKim
		☐	Eugene Banucci
		☐	John Kaslow
		☐	Thomas J. Shields
(See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the box next to each nominee you wish to withhold, as shown here: ☒	This proxy, when properly executed, will be voted in the manner directed at the left. If no direction is made, this proxy will be voted for the election of all nominees.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Signature of Shareholder	Date:	Signature of Shareholder	Date:

        Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROXY STATEMENT
PROXY SOLICITATION
INFORMATION AS TO VOTING SECURITIES
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Item 1 on Proxy Form)
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Potential Payments Upon Termination or Change of Control
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG CLEAN HARBORS, INC., NASDAQ MARKET INDEX AND SIC CODE INDEX
SHAREHOLDER PROPOSALS
OTHER MATTERS